Exhibit 99.1

C&F FINANCIAL CORPORATION

Friday, October 29, 2010

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation

Announces Third Quarter Earnings

West Point, Va., October 29, 2010—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $2.59 million for the third quarter of 2010, compared with $1.66 million for the third quarter of 2009. Net income available to common shareholders for the third quarter of 2010 was $2.30 million, or 74 cents per common share assuming dilution, compared with $1.37 million, or 45 cents per common share assuming dilution, for the third quarter of 2009. The corporation’s net income was $5.73 million for the first nine months of 2010, compared with $4.92 million for the first nine months of 2009. Net income available to common shareholders for the first nine months of 2010 was $4.87 million, or $1.57 per common share assuming dilution, compared with $4.08 million, or $1.34 per common share assuming dilution, for the first nine months of 2009.

For the third quarter of 2010, the corporation’s return on average common equity and return on average assets, on an annualized basis, were 12.65 percent and 1.02 percent, respectively, compared to 8.14 percent and 0.63 percent, respectively, for the third quarter of 2009. For the first nine months of 2010, on an annualized basis, the corporation’s return on average common equity was 9.19 percent and its return on average assets was 0.73 percent, compared to an 8.21 percent return on average common equity and a 0.62 percent return on average assets for the first nine months of 2009.

“Our third quarter 2010 earnings of $2.6 million improved over the third quarter of 2009 primarily as a result of continued strong earnings in our consumer finance segment,” said Larry Dillon, president and chief executive officer of C&F

C&F FINANCIAL CORPORATION

Friday, October 29, 2010

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Financial Corporation. “The consumer finance segment continues to produce impressive results because of sustained loan growth, lower net charge-offs and the current low interest rate environment. Loan production has remained strong because of a higher volume of auto sales in the markets we serve, coupled with long-standing productive dealer relationships in existing markets and expansion into new markets over the past 18 months. The consumer finance segment’s annualized net charge-off ratio has declined over the last two years mainly due to prudent underwriting guidelines, enhanced collection efforts and higher values received when repossessed vehicles are sold as a result of stronger demand for used vehicles. In addition, the sustained low interest rate environment has resulted in lower funding costs on the consumer finance segment’s variable-rate borrowings.”

“Our retail banking segment showed similar results in the third quarter of 2010 compared to the third quarter of 2009,” added Dillon. “Expenses associated with asset quality issues, such as the provision for loan losses and costs associated with foreclosed properties, have remained flat in the third quarter of 2010 compared to the third quarter of 2009, but they continue to be significant factors negatively affecting the Bank’s results.”

“The Bank’s nonperforming assets continue to remain elevated, increasing from $17.2 million at December 31, 2009 to $17.9 million at September 30, 2010,” continued Dillon. “The current economic environment continues to pose challenges for our commercial loan customers and real estate development customers, in particular. We have taken steps to mitigate the credit risks within our loan portfolio, including obtaining additional collateral, requesting customers to pay down their loans, or foreclosing on loans to protect our collateral position.

C&F FINANCIAL CORPORATION

Friday, October 29, 2010

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

We have monitored and will continue to monitor both identified problem assets and our overall loan portfolio and will make adjustments to our credit policies and reserves when we believe it to be necessary.”

“Our mortgage banking segment recognized net income of $656,000 in the third quarter of 2010 compared to $755,000 in the third quarter of 2009. The decrease in net income was mainly a result of lower loan production compared to the third quarter of 2009.”

“Our diversified businesses have served us well during these challenging economic times. We expect continued strong performance at the consumer finance segment in the fourth quarter of 2010, which together with the actions taken at the retail and mortgage banking segments lays the foundation for a positive outlook for the last quarter of 2010,” concluded Dillon.

Retail Banking Segment. C&F Bank reported a net loss of $333,000 for the third quarter of 2010, compared to a net loss of $347,000 for the third quarter of 2009. For the first nine months of 2010, C&F Bank reported a net loss of $646,000, compared to a net loss of $655,000 for the first nine months of 2009. The Bank’s net interest income increased $336,000 quarter-over-quarter and $1.91 million over the comparable nine month period primarily as a result of lower rates paid on deposits and borrowings and the repricing of loans and establishment of interest rate floors on loans at renewal. The Bank’s provision for loan losses increased $50,000 quarter-over-quarter while increasing $550,000 for the comparable nine month period. Write-downs and expenses associated with foreclosed properties decreased $154,000 for the three months ended September 30, 2010 and increased $1.16 million for the nine months

C&F FINANCIAL CORPORATION

Friday, October 29, 2010

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

ended September 30, 2010, compared to the same periods in 2009. In addition, the 2010 quarterly and year-to-date losses included the effects of lower noninterest income attributable to nonrecurring fees recognized in 2009 and higher personnel costs attributable to growth in the number of personnel to manage the complexity of routine compliance, regulatory and asset quality issues.

The Bank’s nonperforming assets were $17.91 million at September 30, 2010, compared to $17.17 million at December 31, 2009. Nonperforming assets at September 30, 2010 included $6.75 million in nonaccrual loans and $11.16 million in foreclosed properties. Nonaccrual loans primarily consist of four relationships totaling $4.89 million secured by residential properties and commercial loans secured by non-residential properties. Specific reserves of $1.03 million have been established for these loans. Management believes it has provided adequate loan loss reserves for these loans based on the current estimated fair values of the collateral. Foreclosed properties at September 30, 2010 primarily consisted of residential and non-residential properties associated with commercial relationships. These properties have been written down to their estimated fair values less selling costs.

Mortgage Banking Segment. For the quarter ended September 30, 2010, C&F Mortgage Corporation reported net income of $656,000 compared to $755,000 for the quarter ended September 30, 2009 and recognized a net loss of $124,000 for the first nine months of 2010 compared to net income of $2.75 million for the first nine months of 2009.

C&F FINANCIAL CORPORATION

Friday, October 29, 2010

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Loan origination volumes have remained lower in 2010, declining to $201.82 million for the third quarter of 2010 from $214.62 million for the third quarter of 2009, and declining to $545.18 million for the first nine months of 2010 from $866.95 million for the same period in 2009. As a result of the decrease in origination volumes, revenue from gains on sales of loans decreased in the third quarter of 2010 by $599,000 to $4.87 million compared to the third quarter of 2009, and decreased by $6.09 million to $13.29 million for the nine months ended September 30, 2010 compared to the same period in 2009. The decrease in originations is a result of the continued weakness in the housing market due to challenging economic conditions, the expiration of the homebuyer tax credits during the first half of 2010 and loan officer turnover.

The provision for indemnification losses decreased in the third quarter of 2010 by $215,000 to $337,000 compared to the third quarter of 2009, while increasing $1.85 million for the nine months ending September 30, 2010 to $3.52 million compared to the first nine months of 2009. The increase in the provision for indemnification losses for the nine months ended September 30, 2010 was due to an agreement reached during the second quarter of 2010 with one of the largest purchasers of loans sold by the mortgage banking segment that resolves all known and unknown indemnification obligations for loans sold to the purchaser prior to 2010.

The declines in revenue from gains on sales of loans and changes in the provision for indemnification losses were partially offset by (1) a $2.44 million decrease for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009 in commission-based and profitability-based personnel costs, and (2) a $44,000 decrease for the third quarter of 2010 and a $544,000 decrease for the nine months ended September 30, 2010 in the provision for loan losses compared to the same periods in 2009.

C&F FINANCIAL CORPORATION

Friday, October 29, 2010

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Consumer Finance Segment. Third quarter net income for C&F Finance Company was $2.41 million in 2010, compared to $1.40 million in 2009. Net income for the first nine months of 2010 was $6.90 million, compared to $3.20 million for the first nine months of 2009. This increase was a result of (1) a 15.9 percent and 14.2 percent increase in average loans for the three and nine months ended September 30, 2010, respectively, (2) decreased borrowing costs as a result of a reduction in the interest rate on C&F Finance Company’s variable-rate borrowings and (3) a $650,000 decrease for the third quarter of 2010 and a $2.65 million decrease for the first nine months of 2010 in the provision for loan losses attributable to lower delinquencies and lower charge-offs on repossessed vehicles. The allowance for loan losses as a percentage of loans remained approximately the same, 7.90 percent at September 30, 2010 compared to 7.89 percent at December 31, 2009. Management believes that the current allowance for loan losses is adequate to absorb probable losses in the loan portfolio.

Capital and Dividends. The corporation’s capital and liquidity positions remain strong. Capital has grown throughout 2010 and continues to exceed current regulatory capital standards for being well-capitalized. The corporation continues its participation in the federal government’s Capital Purchase Program (“CPP”) and believes that it should keep these funds in place until the financial markets, economy and regulatory environment have stabilized.

C&F FINANCIAL CORPORATION

Friday, October 29, 2010

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

The corporation paid a quarterly cash dividend of 25 cents per common share each quarter during 2010. The Board of Directors of the corporation continues to review the dividend payout ratio, which was 34 percent and 48 percent of net income available to common shareholders during the third quarter and first nine months of 2010, respectively, in light of changes in economic conditions, capital levels and expected future levels of earnings.

About C&F Financial Corporation. C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The common stock closed at a price of $18.26 per share on October 28, 2010. At September 30, 2010, the book value of the corporation was $23.97 per common share. The corporation’s market makers include Davenport & Company LLC, FTN Financial Securities Corporation, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 23 offices located in Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Towson, Maryland.

C&F FINANCIAL CORPORATION

Friday, October 29, 2010

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, asset quality and future actions to manage asset quality, adequacy of reserves for loan losses and indemnification losses, expected future indemnification obligations and the future economic and employment environment. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the effect of restrictions imposed on us as a participant in the Capital Purchase Program, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (7) the value of securities held in the corporation’s investment portfolios, (8) the level of net charge-offs on loans and the adequacy of our allowance for

C&F FINANCIAL CORPORATION

Friday, October 29, 2010

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

loan losses, (9) demand for loan products, (10) deposit flows, (11) the strength of the corporation’s counterparties, (12) competition from both banks and non-banks, (13) demand for financial services in the corporation’s market area, (14) technology, (15) reliance on third parties for key services, (16) the commercial and residential real estate markets, (17) demand in the secondary residential mortgage loan markets, (18) the corporation’s expansion and technology initiatives, (19) accounting principles, policies and guidelines, and (20) the level of indemnification losses with regard to mortgage loans sold by C&F Mortgage Corporation. Further, there can be no assurance that the actions taken by the U.S. Government will stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely affect the corporation’s business and financial performance. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of this release.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Balance Sheets	9/30/10	12/31/09	9/30/09
	(unaudited)		(unaudited)
Interest-bearing deposits with other banks and federal funds sold	$2,690	$29,627	$1,800
Investment securities - available for sale at fair value	129,918	118,570	119,774
Loans held for sale, net	77,415	28,756	48,763
Loans, net:
Retail Banking segment	406,142	436,154	445,523
Mortgage Banking segment	2,659	2,362	2,371
Consumer Finance segment	197,342	174,488	169,679
Federal Home Loan Bank stock	3,887	3,887	3,887
Total assets	911,813	888,430	874,936
Deposits	621,493	606,630	575,405
Borrowings	169,345	170,832	192,333
Shareholders’ equity	94,027	88,876	89,539

	For The Quarter Ended		For The Nine Months Ended
Statements of Income	9/30/10	9/30/09	9/30/10	9/30/09
	(unaudited)		(unaudited)
Interest income	$17,736	$16,625	$51,690	$48,187
Interest expense	3,334	3,727	10,028	11,900
Provision for loan losses:
Retail Banking segment	1,450	1,400	4,050	3,500
Mortgage Banking segment	19	63	19	563
Consumer Finance segment	2,250	2,900	6,150	8,800
Other operating income:
Gains on sales of loans	4,865	5,464	13,292	19,381
Other	2,959	3,096	7,608	8,378
Other operating expenses:
Salaries and employee benefits	8,811	8,357	25,474	26,668
Other	5,993	6,364	19,128	17,844
Income tax expense	1,117	716	2,008	1,755
Net income	2,586	1,658	5,733	4,916
Net income available to common shareholders	2,298	1,367	4,872	4,077
Earnings per common share - assuming dilution	0.74	0.45	1.57	1.34
Earnings per common share - basic	0.74	0.45	1.58	1.34

	For The Quarter Ended		For The Nine Months Ended
Segment Information	9/30/10	9/30/09	9/30/10	9/30/09
	(unaudited)		(unaudited)
Net income (loss) - Retail Banking	$(333)	$(347)	$(646)	$(655)
Net income (loss) - Mortgage Banking	656	755	(124)	2,746
Net income - Consumer Finance	2,408	1,400	6,898	3,203
Net loss - Other and Eliminations	(145)	(150)	(395)	(378)
Mortgage loan originations - Mortgage Banking	201,821	214,621	545,176	866,952
Mortgage loans sold - Mortgage Banking	188,024	227,973	496,517	855,231

	For The Quarter Ended		For The Nine Months Ended
Average Balances	9/30/10	9/30/09	9/30/10	9/30/09
	(unaudited)		(unaudited)
Interest-bearing deposits in other banks and federal funds sold	$11,932	$2,345	$14,082	$1,097
Investment securities - available for sale at amortized cost	122,717	113,791	120,464	108,594
Loans held for sale	52,742	41,436	39,608	55,925
Loans:
Retail Banking segment	423,408	457,708	434,736	465,699
Mortgage Banking segment	2,824	2,859	2,703	3,532
Consumer Finance segment	210,007	181,164	201,417	176,386
FHLB stock	3,887	3,887	3,887	3,913
Total earning assets	827,517	803,190	816,897	815,146

Time, checking and savings deposits	524,507	488,761	518,434	486,577
Borrowings	169,092	182,432	168,294	196,266
Total interest-bearing liabilities	693,599	671,193	686,728	682,843
Demand deposits	91,627	88,425	88,961	84,996
Shareholders’ equity	92,662	85,046	90,643	84,783

Asset Quality	9/30/10	12/31/09	9/30/09
	(unaudited)		(unaudited)
Retail and Mortgage Banking Segments
Nonaccrual loans - Retail Banking	$6,755	$4,812	$8,232
Nonaccrual loans - Mortgage Banking	—	204	253
Real estate owned* - Retail Banking	11,159	12,360	12,116
Real estate owned* - Mortgage Banking	414	440	719

Total nonperforming assets	$18,328	$17,816	$21,320
Accruing loans past due for 90 days or more	$557	$451	$231
Troubled debt restructurings	$3,657	$2,827	$2,750
Total loans - Retail and Mortgage Banking segments	$418,613	$447,592	$456,691
Allowance for loan losses - Retail and Mortgage Banking segments	$9,812	$9,076	$8,797
Nonperforming assets to loans and real estate owned	4.26%	3.87%	4.54%
Allowance for loan losses to loans	2.34%	2.03%	1.93%
Allowance for loan losses to nonaccrual loans	145.26%	180.94%	103.68%
Annualized net charge-offs to average loans	1.02%	1.09%	0.70%

*	Real estate owned is recorded at its estimated fair market value less cost to sell.

Consumer Finance Segment
Nonaccrual loans	$340	$387	$386
Accruing loans past due for 90 days or more	$—	$—	$—
Total loans	$214,265	$189,439	$183,798
Allowance for loan losses	$16,923	$14,951	$14,119
Nonaccrual consumer finance loans to total consumer finance loans	0.16%	0.20%	0.21%
Allowance for loan losses to total consumer finance loans	7.90%	7.89%	7.68%
Annualized net charge-offs to average total consumer finance loans	2.77%	5.18%	5.51%

	As Of and For The Quarter Ended		As Of and For The Nine Months Ended
Other Data and Ratios	9/30/10	9/30/09	9/30/10	9/30/09
	(unaudited)		(unaudited)
Annualized return on average assets	1.02%	0.63%	0.73%	0.62%
Annualized return on average common equity	12.65%	8.14%	9.19%	8.21%
Dividends declared per common share	$0.25	$0.25	$0.75	$0.81
Weighted average common shares outstanding - assuming dilution	3,096,990	3,047,263	3,099,442	3,042,757
Weighted average common shares outstanding - basic	3,089,211	3,044,110	3,082,384	3,041,706
Market value per common share at period end	$18.48	$17.00	$18.48	$17.00
Book value per common share at period end	$23.97	$22.83	$23.97	$22.83
Price to book value ratio at period end	0.77	0.74	0.77	0.74
Price to earnings ratio at period end (ttm)	11.07	10.12	11.07	10.12